Exhibit 99.2

IRREVOCABLE PROXY

This IRREVOCABLE PROXY (this “Irrevocable Proxy”), is made and entered into as of August 23, 2015, by and between Hubbell Incorporated, a Connecticut corporation (the “Company”), and the Bessemer Trust Company, N.A., in its capacity as trustee (together with any successors as trustee, the “Trustee”) of the Roche Trust and the Hubbell Trust (together with the Roche Trust, the “Trusts”). Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Reclassification Agreement.

WHEREAS, the Company and the Trustee, in its capacity as trustee of the Roche Trust and the Hubbell Trust, have entered into that certain Reclassification Agreement, dated as of the date hereof (the “Reclassification Agreement”), pursuant to which, among other things, (a) each share of Class A Stock issued and outstanding immediately prior to the Effective Time shall be entitled to receive the Class A Per Share Cash Consideration and (b) each share of Class A Stock issued and outstanding immediately prior to the Effective Time and each share of Class B Stock issued and outstanding immediately prior to the Effective Time shall be reclassified into one (1) share of Common Stock, and shall continue in existence as an issued and outstanding share of Common Stock;

WHEREAS, pursuant to Section 5.4 of the Reclassification Agreement, the Trustee has agreed, on behalf of each Trust, to certain voting obligations with respect to the Covered Shares, as more specifically set forth therein, and this Irrevocable Proxy constitutes the Trust Proxy for purposes of the Reclassification Agreement; and

WHEREAS, the parties intend that this Irrevocable Proxy shall be a “proxy” created under and pursuant to Section 33-706 of the Connecticut Business Corporation Act (Conn. Gen. Stat. § 33-600 et seq.) (the “CBCA”), and that the irrevocable appointment of proxies by the Trustee pursuant to this Irrevocable Proxy are intended to be coupled with an interest by virtue of the Trustee’s entering into the Reclassification Agreement, on behalf of the Trusts, and the voting obligations contained therein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1 — PROXY

1.1 Proxy. The Trustee, on behalf of each Trust, hereby irrevocably appoints (to the fullest extent permitted by the CBCA) as its proxy and attorney-in-fact David G. Nord, William R. Sperry and An-Ping Hsieh in their respective capacities as officers of the Company, and any individual who shall hereafter succeed any such officer of the Company, and any other person designated in writing by the Company (the “Proxies”), each of them individually, with full power of substitution and resubstitution, to vote or execute written consents with respect to the Covered Shares in accordance with Section 5.4(a) of the Reclassification Agreement at the Shareholders’ Meeting, at any other annual or special meeting of the Shareholders, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 5.4(a) of the Reclassification Agreement is to be considered or in connection with any written consent of the Shareholders which may be executed from time to time.

1.2 Action by Proxies. Any instruction pursuant to the proxy and power of attorney granted in Section 1.1 may be given by any of the Proxies, acting individually.

1.3 Consideration. This Irrevocable Proxy is coupled with an interest by virtue of, among other things, the voting obligations of the Trustee set forth in the Reclassification Agreement, was given by the Trustee, on behalf of each Trust, to induce the Company to enter into the Reclassification Agreement and, pursuant to Section 33-706(d)(5) of the CBCA, shall be irrevocable.

ARTICLE 2 – COVENANTS

2.1 Further Assurances. Each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Irrevocable Proxy and to consummate and make effective the actions contemplated by this Irrevocable Proxy.

ARTICLE 3 – TERM

3.1 Term. The proxy granted pursuant to Section 1.1 shall be effective on the date first set forth above and shall survive until the Closing (whereupon this Irrevocable Proxy shall terminate automatically and be without further force and effect), unless terminated earlier pursuant to Section 3.2 (the “Term”). The appointment of the Proxies is intended to remain valid for the entire duration of the Term, in accordance with Section 33-706(c) of the CBCA.

3.2 Termination. This Irrevocable Proxy shall be terminated automatically upon the termination of the Reclassification Agreement in accordance with its terms; provided, that this Irrevocable Proxy shall come back into full force and effect, without any further action of either party, if the Reclassification Agreement is reinstated pursuant to Section 5.7(c) of the Reclassification Agreement.

ARTICLE 4 – MISCELLANEOUS

4.1 Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Irrevocable Proxy were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Irrevocable Proxy pursuant to Section 3.2, the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Irrevocable Proxy and to enforce specifically the performance of terms and provisions of this Irrevocable Proxy, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

4.2 Successors and Assigns. Neither this Irrevocable Proxy, nor any of the rights, interests or obligations hereunder, shall be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Irrevocable Proxy shall be binding upon, inure to the benefit of and be enforceable by the parties, and their respective successors and permitted assigns. Any assignment or purported assignment in violation of this provision shall be void and of no effect.

4.3 No Third Party Beneficiaries. Nothing in this Irrevocable Proxy, express or implied, is intended or shall be construed to create any third party beneficiaries.

4.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be given in accordance with Section 8.9 of the Reclassification Agreement.

4.5 Governing Law. This Irrevocable Proxy shall be governed by the Laws of the State of Connecticut, without giving effect to the conflict of laws principles thereof. Each party irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Connecticut Superior Court and United States District Court for the District of Connecticut, for any action or proceeding, arising out of or relating to this Irrevocable Proxy, and the actions contemplated by this Irrevocable Proxy (and agrees not to commence any action except in any such court); provided, that, with respect to any such action or proceeding filed in the Connecticut Superior Court, the parties will jointly request an assignment to the Complex Litigation Docket pursuant to Section 23-15 of the Connecticut Practice Book. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding in the Connecticut Superior Court or the United States District Court for the District of Connecticut, and further, irrevocably and unconditionally waives, and agrees not to plead or claim in any such court, that any action or proceeding brought in any such court has been brought in an inconvenient forum. Each party irrevocably and unconditionally waives any right it may have to a trial by jury, in connection with any action or proceeding arising out of or relating to this Irrevocable Proxy, and the actions contemplated by this Irrevocable Proxy.

4.6 Entire Agreement. The Reclassification Agreement (including the exhibits and annexes attached hereto) and this Irrevocable Proxy constitute the entire agreement among the parties, and supersede all prior agreements, understandings, arrangements or representations, by or among the parties, written and oral, with respect to the subject matter hereof.

4.7 Amendments. This Irrevocable Proxy may not be altered, amended or supplemented, except by an agreement in writing signed by each of the parties hereto.

4.8 Severability. If any term or other provision of this Irrevocable Proxy is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Irrevocable Proxy shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Irrevocable Proxy so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

4.9 Counterparts. This Irrevocable Proxy may be executed in any number of counterparts (including by facsimile, portable document format (.pdf) or other electronic transmission), which together shall constitute one and the same Irrevocable Proxy. The parties may execute more than one copy of the Irrevocable Proxy, each of which shall constitute an original.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Irrevocable Proxy to be executed by its officer thereunto duly authorized as of the date first written above.

HUBBELL INCORPORATED

By:	/s/ David G. Nord
	Name:	David G. Nord
	Title:	Chairman, President and CEO

BESSEMER TRUST COMPANY, N.A., as the Trustee of The Louie E. Roche Trust

By:	/s/ James L. Kronenberg
	Name:	James L. Kronenberg
	Title:	Chief Fiduciary Counsel

BESSEMER TRUST COMPANY, N.A., as the Trustee of The Harvey Hubbell Trust

By:	/s/ James L. Kronenberg
	Name:	James L. Kronenberg
	Title:	Chief Fiduciary Counsel

[Signature Page to Irrevocable Proxy]